Exhibit 99.1

                                NORTH BAY BANCORP

                                  PRESS RELEASE

                                  JULY 24, 2001

North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, announced earnings of $621,975, or $.31 per share, for the three months ended June 30, 2001. This compares with earnings of $554,042, or $.28 per share, for the first quarter of 2001, representing a 12% increase. Year-to-date earnings for the six months ended June 30, 2001 were $1,176,017, or $.60 per share, compared to $1,460,226, or $.83 per share, for the first six months of 2000.

Consolidated assets were $311,160,688 as of June 30, 2001, representing a 42% increase from a year earlier. Deposits increased 44% from a year earlier, while loans outstanding increased 22%.

President and CEO Terry Robinson expressed pleasure with the Company's growth and noted that the decline in earnings from the prior year was consistent with the Company's long-term business plan. "Solano Bank opened July 17, 2000. A new bank typically generates losses for one to three years following opening. The losses recorded by Solano Bank are declining and we continue to anticipate that Solano Bank will achieve break-even operations near the end of the first quarter of 2002. We are most pleased with the Company's strong growth while maintaining very high asset quality. Both The Vintage Bank and Solano Bank have significantly exceeded growth expectations for this point in the year."

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 258-3969.